EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results and Announces Agreement to Purchase Ohio Dealerships

  Agreement to purchase Navistar dealerships in Ohio expands network
  Service solutions drive quarterly record for parts, service and body shop revenues
  Quarterly absorption rate of 113%
  Record high cash position of $230 million

SAN ANTONIO, Oct. 22, 2012 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced results for the third quarter ended September 30, 2012. The Company's net income for the quarter was $14.9 million, or $0.38 per diluted share, compared with net income of $16.0 million, or $0.41 per diluted share, in the quarter ended September 30, 2011.

Continued Growth

The Company continued to implement its strategy to extend its geographic footprint this quarter, signing an agreement to purchase certain assets of a dealership group in Ohio with International, IC Bus, Isuzu and Idealease franchises. The agreement includes locations in Akron, Cincinnati, Cleveland, Columbus, Dayton, Findlay and Lima, Ohio. While this transaction remains subject to regulatory approval, the Company plans to complete the acquisition by year end and expects it to be accretive to future earnings.

"When complete, the newly acquired dealership locations will operate within our Rush Truck Centers' Navistar Division, said W. M. "Rusty" Rush, Chief Executive Officer and President of Rush Enterprises, Inc. "We are excited to not only expand our Navistar Division, but also bring our philosophy and service commitment to customers in Ohio as well as add service points to our network," Rusty Rush added.

"We also relocated our full service dealership in Phoenix, Arizona, to a newly renovated facility, which tripled our service capabilities in this market. A grand opening for this new dealership facility will take place in November," Rusty Rush continued.

"In addition to growth through acquisition and facility expansion, we believe our network of Rush Truck Centers also provides us a unique opportunity for growth in our industry. We remain committed to expanding our service solutions, to meet the evolving needs our customers, whatever they may be," explained Rusty Rush.

Operations

Aftermarket services accounted for more than 65% of the Company's total gross profits for the third quarter of 2012. Third quarter parts, service and body shop revenues increased by 15%, compared to third quarter 2011. This resulted in another record aftermarket revenue quarter despite fewer working days during the period. Third quarter absorption ratio was 113%.

"Our commitment to providing the innovative solutions to serve our customers' unique business needs continues to drive our record setting parts, service and body shop revenues," Rusty Rush said. "These solutions include our fleet of mobile service units, mobile technicians working in our customers' shops, dedicated natural gas service bays with natural gas certified technicians along with our Custom Vehicle Solutions' up-fitting and body installation services. Service needs resulting from aging fleet vehicles along with continued activity in the energy sector also contributed to record aftermarket revenues this quarter," Rusty Rush added. The Company expects parts, service and body shop operations could experience a sequential decline in fourth quarter revenues due to reduced seasonal activity and fewer new truck deliveries.

Rush's Class 4-7 medium-duty truck sales increased 16% over the third quarter of 2011, outpacing the U. S. Class 4-7 market, which increased approximately 11% during the same time period. Rush's Class 4-7 market share accounted for 4.1% of the total U.S. market during the third quarter. "This continues to be the result of medium-duty truck sales to national fleets across the country, solid execution by our Peterbilt, Navistar, Hino, Isuzu and Ford locations and our ability to quickly deliver vehicles to our vocational customers," explained Rusty Rush.

In the third quarter, Rush's Class 8 unit sales, which accounted for 4.7% of the U.S. market, decreased by 8% over the same time period in 2011, and 19% as compared to the second quarter of 2012. "As anticipated, reduced order intake over the past several months and general economic and political uncertainty resulted in decreased Class 8 truck deliveries this quarter. Despite year-end tax incentives and EPA regulations that will increase the cost of trucks next year, we expect that Class 8 truck deliveries could decrease sequentially by up to 10% during the fourth quarter," Rusty Rush cautioned.

Industry experts forecast 2013 U. S. Class 8 retail sales to be 207,500 units, a slight increase from 2012 expectations. "While it is difficult to predict next year's climate until after November, we believe that order intake will increase during the latter part of this year, but that activity would not result in an increase in our Class 8 truck deliveries until at least the second quarter of next year," Rusty Rush explained. Industry experts also forecast U. S. medium-duty truck sales to reach 163,000 units in 2012 and 186,000 units in 2013.

Financial Highlights

In the third quarter, the Company's gross revenues totaled $745.1 million, a 7% increase from gross revenues of $696.4 million reported for the third quarter ended September 30, 2011.

Parts, service and body shop sales revenue was $210.7 million in the third quarter of 2012, compared to $182.6 million in the third quarter of 2011. The Company delivered 2,272 new heavy-duty trucks, 1,650 new medium-duty commercial vehicles, 363 new light-duty commercial vehicles and 1,211 used commercial vehicles during the third quarter of 2012, compared to 2,472 new heavy-duty trucks, 1,427 new medium-duty commercial vehicles, 301 new light-duty commercial vehicles and 1,170 used commercial vehicles during the third quarter of 2011.

"The Company ended the quarter in a strong financial position including a record high cash balance of $230 million. I am very pleased with our financial performance this quarter, given the current economic climate and our customers' hesitancy to purchase Class 8 trucks. Our strong financial position provides us the ability to move forward with confidence toward our strategic initiatives for growth," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Tuesday, October 23, 2012, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 10, 2013. Listen to the audio replay until October 30, 2012, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 38401265.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird and IC Bus. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the Southern and Western United States. These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services and plans to acquire additional dealerships, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 230,303	$ 207,775
Accounts receivable, net	92,141	98,160
Inventories, net	715,868	649,626
Prepaid expenses and other	4,159	12,158
Deferred income taxes, net	12,253	12,286

Total current assets	1,054,724	980,005

Investments	6,628	6,628

Property and equipment, net	572,203	499,667

Goodwill, net	180,918	182,612

Other assets, net	48,455	48,789

Total assets	$ 1,862,928	$ 1,717,701

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 575,211	$ 520,693
Current maturities of long-term debt	70,817	63,465
Current maturities of capital lease obligations	10,706	10,056
Trade accounts payable	65,957	62,299
Accrued expenses	91,863	134,278
Total current liabilities	814,554	790,791

Long-term debt, net of current maturities	304,989	264,822
Capital lease obligations, net of current maturities	37,294	35,498
Other long-term liabilities	2,142	2,233
Deferred income taxes, net	112,468	93,123

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2012 and 2011	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,930,139 class A shares and 10,792,223 class B shares outstanding in 2012; and 27,406,424 class A shares and 10,776,697 class B shares outstanding in 2011	404	398
Additional paid-in capital	220,519	208,569
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	390,401	342,164
Accumulated other comprehensive loss, net of tax	(1,895)	(1,949)

Total shareholders' equity	591,481	531,234

Total liabilities and shareholders' equity	$ 1,862,928	$ 1,717,701

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
New and used truck sales	$ 502,595	$ 487,324	$ 1,652,743	$ 1,231,439
Parts and service	210,749	182,585	615,685	498,532
Lease and rental	26,188	21,436	73,097	60,984
Finance and insurance	3,444	2,902	10,158	7,614
Other	2,157	2,198	6,623	5,962

Total revenue	745,133	696,445	2,358,306	1,804,531

Cost of products sold:
New and used truck sales	469,302	452,919	1,539,126	1,147,987
Parts and service	128,901	111,849	374,774	304,014
Lease and rental	21,759	17,889	61,339	50,842

Total cost of products sold	619,962	582,657	1,975,239	1,502,843
Gross profit	125,171	113,788	383,067	301,688
Selling, general and administrative	91,270	79,714	275,968	224,715
Depreciation and amortization	6,323	5,771	18,262	14,492
Gain (loss) on sale of assets	49	25	136	457
Operating income	27,627	28,328	88,973	62,938
Interest expense, net	3,383	1,894	10,094	4,694
Income before taxes	24,244	26,434	78,879	58,244
Provision for income taxes	9,335	10,389	30,642	22,414
Net income	$ 14,909	$ 16,045	$ 48,237	$ 35,830

Earnings per common share:
Basic	$ .38	$ .42	$ 1.25	$ .95
Diluted	$ .38	$ .41	$ 1.22	$ .92

Weighted average shares outstanding:
Basic	38,740	37,932	38,602	37,796
Diluted	39,602	38,959	39,633	38,955

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Adjusted Invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue:	September 30, 2012	September 30, 2011
New heavy-duty vehicles	$ 323,248	$ 324,579
New medium-duty vehicles (including bus sales revenue)	114,740	99,307
New light-duty vehicles	12,892	9,446
Used vehicles	47,432	51,751
Other vehicles	4,283	2,241

Absorption Ratio	112.9%	115.8%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis	September 30, 2012	September 30, 2011
Floor plan notes payable	$ 575,211	$ 424,157
Current maturities of long-term debt	70,817	58,249
Current maturities of capital lease obligations	10,706	10,013
LONG-TERM DEBT, net of current maturities	304,989	228,328
CAPITAL LEASE OBLIGATIONS, net of current maturities	37,294	33,365
Total Debt (GAAP)	999,017	754,112
Adjustments:
Debt related to lease & rental fleet	(294,315)	(208,131)
Floor plan notes payable	(575,211)	(424,157)
Adjusted Total Debt (Non-GAAP)	129,491	121,824
Adjustments:
Cash and cash equivalents	(230,303)	(183,245)
Adjusted Net Debt (Non-GAAP)	$ (100,812)	$ (61,421)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA and Adjusted EBITDA	September 30, 2012	September 30, 2011
Net Income (GAAP)	$ 67,620	$ 45,028
Provision for income taxes	43,192	25,109
Interest expense	12,562	6,006
Depreciation and amortization	23,854	18,921
(Gain) loss on sale of assets	(97)	(430)
EBITDA (Non-GAAP)	147,131	94,634
Adjustments:
Interest expense associated with FPNP	(8,122)	(2,785)
Adjusted EBITDA (Non-GAAP)	$ 139,009	$ 91,849

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA with an add back of interest expense associated with FPNP, to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow	September 30, 2012	September 30, 2011
Net cash provided by operations (GAAP)	$ 58,127	$ 19,685
Acquisition of property and equipment	(178,218)	(140,042)
Free cash flow (Non-GAAP)	(120,091)	(120,357)
Adjustments:
Draws on floor plan financing, net	114,264	171,774
Proceeds from L&RFD	139,322	79,182
Principal payments on L&RFD	(69,613)	(56,200)
Non-maintenance capital expenditures	18,863	46,388
Adjusted Free Cash Flow (Non-GAAP)	$ 82,745	$ 120,787

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (iv) adds back capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital and Adjusted Invested Capital	September 30, 2012	September 30, 2011
Total Shareholders' equity (GAAP)	$ 591,481	$ 508,038
Adjusted net debt (Non-GAAP)	(100,812)	(61,421)
Adjusted Invested Capital (Non-GAAP)	$ 490,669	$ 446,617

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226